As filed with the Securities and Exchange Commission on February 21, 2017

Registration No. 333-54164
Registration No. 333-145719
Registration No. 333-166272
Registration No. 333-191012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
 FORM S-8
REGISTRATION STATEMENT NO. 333-54164

POST-EFFECTIVE AMENDMENT NO. 1
TO
 FORM S-8
REGISTRATION STATEMENT NO. 333-145719

POST-EFFECTIVE AMENDMENT NO. 1
TO
 FORM S-8
REGISTRATION STATEMENT NO. 333-166272

POST-EFFECTIVE AMENDMENT NO. 1
TO
 FORM S-8
REGISTRATION STATEMENT NO. 333-191012

VASCULAR SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1859679
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6464 Sycamore Court North Minneapolis, Minnesota 55369 (763) 656-4300 (Address of principal executive offices)	55369 (Zip Code)

VASCULAR SOLUTIONS, INC. STOCK OPTION AND STOCK AWARD PLAN
VASCULAR SOLUTIONS, INC. EMPLOYEE STOCK PURCHASE PLAN
(Full Titles of Plans)

Gordon Weber
Vice President, General Counsel and Corporate Secretary
Vascular Solutions, Inc.
6464 Sycamore Court North
Minneapolis, Minnesota 55369
(763) 656-4300

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of Vascular Solutions, Inc. (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission:

•
Registration Statement No. 333-54164, pertaining to the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Vascular Solutions, Inc. Stock Option and Stock Award Plan, Vascular Solutions, Inc. Employee Stock Purchase Plan;

•
Registration Statement No. 333-145719, pertaining to the Registrant’s Common Stock issuable under the Vascular Solutions, Inc. Stock Option and Stock Award Plan, Vascular Solutions, Inc. Employee Stock Purchase Plan;

•	Registration Statement No. 333-166272, pertaining to the Registrant’s Common Stock issuable under the Vascular Solutions, Inc. Employee Stock Purchase Plan; and

•
Registration Statement No. 333-191012, pertaining to the Registrant’s Common Stock issuable under the Vascular Solutions, Inc. Stock Option and Stock Award Plan, Vascular Solutions, Inc. Employee Stock Purchase Plan.

On February 17, 2017, pursuant to that certain Agreement and Plan of Merger, dated as of December 1, 2016, by and among Teleflex Incorporated, a Delaware corporation (“Parent”), Violet Merger Sub Inc., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as the surviving corporation and as a wholly-owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to each of the Registration Statements. In accordance with an undertaking contained in each of the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered under such Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minneapolis, State of Minnesota, on this 21st day of February, 2017.

Vascular Solutions, Inc.

By:	/s/ Gordon Weber
Name:	Gordon Weber
Title:	Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.